Filed pursuant to Rule 424(b)(3)

Registration No. 333-235801

Prospectus

NAKED BRAND GROUP LIMITED

3,355,382 Ordinary Shares

This prospectus relates to the resale by the Selling Shareholders (as defined below in the section titled “Selling Shareholders”) of up to 3,355,382 ordinary shares, no par value, of Naked Brand Group Limited (“Ordinary Shares”) issuable upon conversion of outstanding convertible promissory notes. Our Ordinary Shares trade on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NAKD”. The last sale price of our Ordinary Shares on January 10, 2020 was US$1.56 per share.

The shares offered for resale hereby consist of (i) 733,692 Ordinary Shares (“October Conversion Shares”) underlying a convertible promissory note (the “October Note”) issued by us in a private placement consummated on October 4, 2019 (the “October Placement”), (ii) 1,372,870 Ordinary Shares (the “November Conversion Shares”) underlying a convertible promissory note (the “November Note”) issued by us in a private placement consummated on November 12, 2019 (the “November Placement”), and (iii) 1,248,820 Ordinary Shares (the “December Conversion Shares” and together with the October Conversion Shares and the November Conversion Shares, the “Conversion Shares”) underlying a convertible promissory note (the “December Note” and together with the October Note and the December Note, the “Notes”) issued by us in a private placement consummated on December 19, 2019 (the “December Placement” and together with the October Placement and the November Placement, the “Placements”). We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus.

Information regarding the Selling Shareholders, the number of Ordinary Shares that may be sold by them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution,” respectively. We have not been informed by the Selling Shareholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell any, all, or none of the securities offered by this prospectus. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 13, 2020

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus and incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder.

To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

This prospectus contains references to a number of trademarks which are registered or for which we have pending applications or common law rights. Our major trademarks include, among others, the “Naked” trademark, the Heidi Klum trademarks, the Frederick’s of Hollywood trademarks and other related trademarks. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus and the documents we incorporate by reference are listed without the ®, (sm) and (tm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and in the documents incorporated in this prospectus by reference, and is qualified in its entirety by the more detailed information herein and therein. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

Unless otherwise stated in this prospectus, “we,” “us,” “our,” or “our company,” refers to Naked Brand Group Limited, our subsidiaries, and our predecessor operations.

On December 20, 2019, we completed a reverse stock split of our Ordinary Shares, pursuant to which every 100 Ordinary Shares outstanding as of the effective time of the reverse stock split were combined into one Ordinary Share. All share and per share information in this prospectus is presented on post-reverse split basis.

Unless otherwise stated in this prospectus, references to dollar amounts mean United States Dollars.

Overview

We operate in the highly competitive specialty retail business. We are a designer, distributor, wholesaler, and retailer of women’s and men’s intimate apparel, as well as women’s swimwear. Our merchandise is sold through company-owned retail stores in Australia and New Zealand; through online channels; and through wholesale partners in Australia, New Zealand, the United States and Europe.

We have seven reportable segments:

●	Australia Retail: This segment covers retail and outlet stores located in Australia.

●	New Zealand Retail: This segment covers retail and outlet stores located in New Zealand.

●	Australia Wholesale: This segment covers the wholesale of intimates apparel to customers based in Australia.

●	New Zealand Wholesale: This segment covers the wholesale of intimates apparel to customers based in New Zealand.

●	U.S. Wholesale: This segment covers the wholesale of intimates apparel to customers based in the United States.

●	Europe Wholesale: This segment covers the wholesale of intimates apparel to customers based in Europe.

●	E-commerce: This segment covers our online retail activities.

In addition, we continually explore new ways to expand its business, including through the use of new technologies, such as blockchain technology. We are presently evaluating how these new technologies may be leveraged in the retail fashion industry. For instance, blockchain technology might be used in the future to create highly efficient end-to-end operations from suppliers to consumers and also to provide low cost trade finance for market participants through blockchain trading platforms. However, we have not yet established the feasibility of, or taken any steps to progress the use of, blockchain technology in our business.

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Our Brands

Heidi Klum

Heidi Klum is the face and Creative Director of our flagship brands, Heidi Klum Intimates, Heidi Klum Swim, Heidi Klum Man, and Heidi Klum Intimates Solutions. Our flagship brand, Heidi Klum Intimates collection exudes femininity, elegance and sophistication, each piece designed with the modern woman in mind. We sell our Heidi Klum products at 63 Bendon stores in Australia, New Zealand and Ireland and online at www.bendonlingerie.com and www.heidiklumintimates.com. Additionally, Heidi Klum products are sold in approximately 5,000 wholesale doors in 43 countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Frederick’s of Hollywood

Since 1946, Frederick’s of Hollywood has set the standard for innovative apparel, introducing the push-up bra, the padded bra, and black lingerie to the United States market. The brand’s rich history has led it to become one of the most recognized in the world. Through our wholly-owned subsidiary FOH Online Corp. (“FOH”), we are the exclusive licensee of the Frederick’s of Hollywood global online license, under which we sell Frederick’s of Hollywood intimates products, sleepwear and loungewear products, swimwear and swimwear accessories products, and costume products. We sell our Frederick’s of Hollwood products online at www.bendonlingerie.com and www.fredericks.com.

Naked

Naked is an apparel and lifestyle brand company that is currently focused on innerwear products for women and men. Under its flagship brand name and registered trademark “Naked®”, Naked designs, manufactures and sells men’s and women’s underwear, intimate apparel, loungewear and sleepwear through retail partners and direct to consumer through its online retail store www.wearnaked.com. Naked has a growing retail footprint for its innerwear products in premium department and specialty stores and internet retailers in North America, including accounts such as Nordstrom, Dillard’s, Bloomingdale’s, Amazon.com and others.

Other Brands

Our other brands are Bendon, Bendon Man, Davenport, Fayreform, Hickory, Lovable and Pleasure State. We sell our products at 63 Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, our products are sold in approximately 3,293 wholesale stores in 43 countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Until June 30, 2018, we sold Stella McCartney Lingerie and Stella McCartney Swimwear products at Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, Stella McCartney products were sold in wholesale doors in numerous countries across regions in Australia, New Zealand, United States, Europe and United Kingdom under wholesale arrangements.

Our Strengths

We believe the following competitive strengths contribute to our leading market position and differentiate us from our competition:

Distinct, Well-Recognized Brands

Our iconic brands, including Heidi Klum Intimates and Swimwear and Frederick’s of Hollywood Intimates and Swimwear, have come to represent a unique lifestyle across its targeted customers. Our brands allow us to target markets across the economic spectrum, across demographics and across the world. We believe our flagship brands and prominent, highly-recognized creative directors provide us with a competitive advantage.

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In-Store Experience and Store Operations

We view our customers’ in-store experience as an important vehicle for communicating the image of each brand. We utilize visual presentation of merchandise, in-store marketing and our sales associates to reinforce the image represented by the brands. Our in-store marketing is designed to convey the principal elements and personality of each brand. The store design, furniture, fixtures and music are all carefully planned and coordinated to create a unique shopping experience. Every brand displays merchandise uniformly to ensure a consistent store experience, regardless of location. Store managers receive detailed plans designating fixture and merchandise placement to ensure coordinated execution of the company-wide merchandising strategy. Our sales associates and managers are a central element in creating the atmosphere of the stores by providing a high level of customer service.

Product Development, Sourcing and Logistics

We believe a large part of our success comes from frequent and innovative product launches, as well as launches of new collections from our existing brands. Our merchant, design and sourcing teams have a long history of bringing innovative products to our customers. Our key vendor partners are industry leaders in both innovation and social responsibility. We work closely together to form a world class supply chain that is dynamic and efficient.

Highly Experienced Leadership Team

Our management team is led by Justin Davis-Rice, Executive Chairman, who joined Bendon in 2011 and is responsible for leading our revenue growth. Prior to joining Bendon, Mr. Davis-Rice co-founded Pleasure State. Anna Johnson, Chief Executive Officer, brings to us a track record of over 25 years’ experience driving growth across a number of industries, including consumer electronics, outdoor adventure and intimate apparel. The rest of our senior management team has a wealth of retail and business experience at Gazal, Specialty Fashion Group, and Pleasure State. We have developed a strong and collaborative culture aligned around our goals to create the most sensual, functional and comfortable lingerie and underwear for women and men all over the world.

Strategy

The first stage of our transformation is now complete following the recent business restructure. We have now established a new team of talented and experienced individuals who are committed to growing the brands and working in an inclusive culture. We have changed our operating model, centralizing and relocating all functions to the existing office back in New Zealand – the original home of the Bendon brand. This is a business re-set for us, which not only significantly reduces cost, but allows for the removal of all previous silos, and facilitates the centralisation of all key areas, resulting in seamless collaboration and a new way of working.

Our key focus in stage two of our transformation is:

●	Future strategy development

●	Product development

●	Operational management

●	People, process and systems

●	Operational cost reduction to allow for strategic targeted investment

●	Product focus - building innovative quality products for Australasian women by Australasian women

●	Leveraging history and building on brand loyalty

●	Marketing transformation from price and product to customer centric

Historically Naked has had a strong wholesale focus, and whilst this remains important, we will develop and leverage Bendon’s B2C infrastructure, including 60 retail outlets and growing online presence and sales. These changes will be reflected in the merchandise strategy and structure as well as in our use of technology.

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Our transformation initiatives include:

●	Product – strategic core business investment to meet customer expectations, with some new designs.

●	Brand rationalisation – focus on Lovable, Fayreform and Bendon brands, predominantly aimed at the entry and basic everyday area, with Heidi Klum, Pleasure State and Fredericks of Hollywood providing the high level of fashion-ability.

●	Range management – introduction of retail range and category management principles to actively rationalise our product offer at a category and product level within our brand and pricing strategy.

●	Merchandise financial planning – support our merchandise initiatives via our centralised financial planning with revised global reporting and processes (operational financial management was previously undertaken at a channel level for retail and wholesale).

●	Product development – product sustainability and environmental best practice initiatives, working with suppliers to develop sustainable alternatives across our raw materials including packaging, with innovation a key element of our design process, whilst reducing supply lead times.

●	Sourcing and supply chain – maximise our margins, reduce our lead times, and support our sustainability and environmental initiatives via supply chain actions to de-risk our historical reliance on a small vendor base, through vendor reviews, factory audits and CSR policy transparency, supply chain critical path and sustainability reviews.

●	Technology and systems – evolve e-commerce platforms and other systems.

●	People and culture – refocus on our vision, mission and values driven by the senior leadership team.

Recent Developments

Financing Transactions

On August 19, 2019, we closed on the following transactions:

●	We sold 571,429 Ordinary Shares in a registered direct offering to certain of our suppliers at a price of US$7.00 per share. The purchase price was paid through the cancellation of trade payables due to the suppliers in an amount equal to the aggregate purchase price, or US$4,000,000.

●	We sold 285,714 Ordinary Shares in a registered direct offering to certain institutional and accredited investors at a price of US$7.00 per share. The investors also received, in a concurrent private placement, warrants to purchase up to 285,714 Ordinary Shares, representing 100% of the aggregate number of Ordinary Shares purchased by such investors, at an exercise price of US$7.00 per share. H.C. Wainwright & Co., LLC acted as the placement agent for the offering and the private placement to the institutional and accredited investors. We paid H.C. Wainwright & Co., LLC an aggregate cash fee of US$160,000 and issued to its designees warrants to purchase an aggregate of 22,857 Ordinary Shares at an exercise price of US$8.75 per share.

●	Effective as of the closing of these offerings, the exercise prices of certain outstanding warrants to purchase 185,500 Ordinary Shares held by certain of the institutional and accredited investors were reduced to US$7.00 per share. The exercise prices had previously ranged from US$10.00.

In October, November and December 2019, we completed the Placements, as further described elsewhere in this prospectus.

On January 9, 2020, we entered into a Securities Purchase Agreement (the “January SPA”) for a private placement (the “January Placement”) to St. George Investments LLC of a Convertible Promissory Note (the “January Note”) and a Warrant to Purchase Ordinary Shares (the “January Warrant”), for a purchase price of $3,000,000. The funding of the purchase price occurred on January 10, 2020. We used approximately $790,000 of the net proceeds from the sale of the January Note to repay a portion of the loans under our existing senior secured credit facility with the Bank of New Zealand. Pursuant to the January SPA, the January Note was sold with an original issue discount of the $150,000 and we paid $20,000 of the investor’s expenses, which amount was added to the principal balance of the January Note. Accordingly, the January Note had an initial principal balance of $3,170,000. Until February 9, 2020, the investor has the right to exchange the January Warrant for a 5% increase in the outstanding balance of the January Note. The January Note accrues interest at a rate of 20% per annum, compounded daily, and matures on January 9, 2022. The January Note is subordinated to our credit facility with the Bank of New Zealand. Commencing July 10, 2020 (or earlier upon the effectiveness of the registration statement for the Ordinary Shares underlying the January Note), the investor has the right to convert the outstanding balance of the January Note into Ordinary Shares at a conversion price of $4.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares. The January Warrant entitles the investor to purchase a number of Ordinary Shares equal to the number of Ordinary Shares issued under the January Note. The January Warrant has an exercise price of $5.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares, and expires on January 31, 2022.

Until January 10, 2020, the investor in the December Placement and the January Placement also was the holder of a Convertible Promissory Note issued on May 13, 2019 (the “May Note”), as previously disclosed in a Report of Foreign Private Issuer on Form 6-K filed on May 17, 2019. As of January 10, 2020, the holder of the May Note had exchanged the entire outstanding balance of the note for 1,985,259 Ordinary Shares, at negotiated prices.

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Other Developments

At the annual general meeting of our shareholders held on December 16, 2019, it was resolved to complete a reverse stock split of our Ordinary Shares, pursuant to which every 100 Ordinary Shares outstanding as of the effective time of the reverse stock split were combined into one Ordinary Share. Pursuant to a resolution of our Board of Directors, the reverse stock split became effective on December 20, 2019. All share and per share information in this prospectus is presented on a post-reverse split basis.

On January 9, 2020, we received notification from the Listing Qualifications Department of Nasdaq stating that we had regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). Previously, on February 5, 2019, we had received a notice from the department stating that we were not in compliance with the rule. We had been afforded until February 3, 2020 to regain compliance.

The senior secured credit facility with the Bank of New Zealand has been extended from August 31, 2019 to January 31, 2020, with discussions underway to extend for a further period beyond 12 months. The bank covenants were breached throughout the 6 months ended July 31, 2019, and were reset, with a minimum inventory to bank debt ratio required to be maintained from May 1, 2019. This new ratio has been breached every month to the date of signing of the accounts, creating an event of review, but the bank has taken no further action in relation to these breaches.

A restructure or operations was commenced in October 2019 with initiatives to close the US wholesale business as well as the Australian office and to reduce the number of employees by 67 globally by the end of the year, subject to consultation with employees.

Background of the Offering

October Placement

On October 4, 2019, we completed the October Placement to Iliad Research and Trading, L.P. of the October Note and a warrant to purchase Ordinary Shares, for a purchase price of $2,000,000, pursuant to a Securities Purchase Agreement of even date (the “October NSPA”). The October Note was sold with an original issue discount of the $100,000 and we paid US$20,000 of the investor’s expenses, which amount was added to the principal balance of the October Note. Accordingly, the October Note had an initial principal balance of US$2,120,000.

Until November 7, 2019, the investor had the right to exchange the warrant for a 5% increase in the balance of the October Note. On October 9, 2019, the investor exercised this right, and as result the warrant was cancelled and the balance of the October Note was increased by approximately US$106,000.

Under the October NSPA, we had agreed to complete a financing for an additional US$5,000,000, through the sale of equity or the issuance of debt, by November 18, 2019. We did not complete the financing by such date, and as a result the balance of the October Note was increased by approximately an additional US$228,000.

The October Note accrues interest at a rate of 20% per annum, compounded daily, and matures on October 4, 2021. Commencing April 7, 2020 (or earlier in certain circumstances), the investor has the right to convert the outstanding balance of the October Note into Ordinary Shares at a conversion price of US$5.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares. The investor also has the right, beginning on April 7, 2020, to cause us to redeem any portion of the October Note, up to a maximum of US$400,000 per month.

November Placement

On November 13, 2019, we completed the November Placement to Iliad Research and Trading, L.P. of the November Note and a warrant to purchase Ordinary Shares, for a purchase price of US$3,000,000, pursuant to a Securities Purchase Agreement dated November 12, 2019 (the “November NSPA”). The November Note was sold with an original issue discount of the US$150,000 and we paid US$20,000 of the investor’s expenses, which amount was added to the principal balance of the November Note. Accordingly, the November Note had an initial principal balance of US$3,170,000.

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Until December 13, 2019, the investor had the right to exchange the warrant for a 5% increase in the balance of the November Note. On November 15, 2019, the investor exercised this right, and as result the warrant was cancelled and the balance of the November Note was increased by approximately US$159,000.

Under the November NSPA, we agreed to complete a financing for an additional US$5,000,000, through the sale of Ordinary Shares and/or securities exercisable or exchangeable for or convertible into Ordinary Shares, by December 27, 2019, and to ensure the registration statement of which this prospectus forms a part is declared effective by February 11, 2019. Upon any failure by us to comply with the covenants set forth in the preceding sentence, the November Note will be subjected to a 10% premium. We did not complete the additional financing by the applicable date, and as a result the balance of the November Note was increased by approximately an additional US$325,000.

The November Note accrues interest at a rate of 20% per annum, compounded daily, and matures on November 12, 2021. Commencing May 13, 2020 (or earlier in certain circumstances), the investor has the right to convert the outstanding balance of the November Note into Ordinary Shares at a conversion price of US$4.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares. The investor also has the right, beginning on May 13, 2020, to cause us to redeem any portion of the November Note, up to a maximum of US$600,000 per month.

December Placement

On December 19, 2019, we completed the December Placement to St. George Investments LLC of the December Note and a warrant to purchase Ordinary Shares, for a purchase price of US$3,000,000, pursuant to a Securities Purchase Agreement of even date (the “December NSPA”). The December Note was sold with an original issue discount of the US$150,000 and we paid US$20,000 of the investor’s expenses, which amount was added to the principal balance of the December Note. Accordingly, the December Note had an initial principal balance of US$3,170,000.

Until January 18, 2020, the investor had the right to exchange the warrant for a 5% increase in the balance of the December Note. On January 2, 2020, the investor exercised this right, and as result the warrant was cancelled and the balance of the December Note was increased by approximately US$160,000.

Under the December NSPA, we agreed to ensure the registration statement of which this prospectus forms a part is declared effective by February 10, 2020, and to complete a financing for an additional $5,000,000, through the sale of equity securities (not including securities with price reset features or with a price that varies with market price), by February 2, 2020. Upon any failure by us to comply with one of the covenants set forth in the preceding sentence, the December Note will be subjected to a 10% premium.

The December Note accrues interest at a rate of 20% per annum, compounded daily, and matures on December 19, 2021. Commencing June 19, 2020 (or earlier in certain circumstances), the investor has the right to convert the outstanding balance of the December Note into Ordinary Shares at a conversion price of US$4.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares. The investor also has the right, beginning on June 19, 2020, to cause us to redeem any portion of the November Note, up to a maximum of US$600,000 per month.

We are registering the Ordinary Shares underlying the Notes for resale pursuant to this prospectus. See “Private Placements of the Notes” for more information about the Placements.

Corporate Information

Our principal and registered office is located at Building 7C, Huntley Street, Alexandria, NSW 2015, Australia, and our telephone number is +61 2 9384 2400. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Our corporate website is located at www.nakedbrands.com. The information on our website shall not be deemed part of this prospectus.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act ( the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

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We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with Securities and Exchange Commission (the “SEC”) as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2019, as amended, which is incorporated herein by reference. See “Where You Can Find Additional Information” on page 20.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the section titled “Risk Factors” commencing on page 9.

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THE OFFERING

Ordinary Shares being offered by the selling shareholders	3,355,382 shares(1)

Ordinary Shares outstanding	4,216,841 Ordinary Shares as of January 10, 2020, which does not include the shares underlying the Notes and does not include 614,997 shares underlying our outstanding warrants as of such date, 792,500 shares estimated to be underlying the January Warrant as of such date, and 1,455,582 shares estimated to be underlying the January Note and our other outstanding convertible promissory notes as of such date (assuming that the balance of the notes is converted on such date).

Listing of Securities and trading symbols	Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “NAKD”.

Plan of distribution	The Ordinary Shares covered by this prospectus may be sold by the Selling Shareholders in the manner described under the section entitled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)	This amount represents a good faith estimate of the number of Ordinary Shares underlying the Notes, assuming that the balance of each Note (including all compounded interest) is converted in full into Ordinary Shares on its maturity date.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F filed with the SEC, as amended, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment.

Risks Related to the Offering

Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.

We are registering for resale up to 3,355,382 Ordinary Shares underlying the Notes, which represent an estimated 32.2% of our outstanding Ordinary Shares, on a fully-diluted basis, as of January 10, 2020. This amount represents a good faith estimate of the number of Ordinary Shares underlying the Notes, assuming that the balance of each Note (including all compounded interest) is converted in full into Ordinary Shares on its maturity date. The actual number of Ordinary Shares issued upon conversion of the Notes may be more or less than our estimate. The resale of all or a substantial portion of the Ordinary Shares registered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.

We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia, and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares will result solely from the appreciation of such shares.

We may issue additional securities in the future, which may result in dilution to our shareholders.

As of January 10, 2020, in addition to the shares underlying the Notes, we had 614,997 Ordinary Shares underlying our outstanding warrants, 792,500 Ordinary Shares estimated to be underlying the January Warrant and 1,455,582 Ordinary Shares estimated to be underlying the January Note and our other outstanding convertible notes (assuming that the balance of the notes is converted on such date). Assuming that the Notes are converted in full on the maturity date, the Notes would be convertible into an estimated 3,355,382 Ordinary Shares. In addition, we are not restricted from issuing additional Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares. Because we may need to raise additional capital in the future to operate and/or expand our business, we may conduct additional equity offerings. There is no limit on the number of Ordinary Shares we may issue under our constitution. To the extent our outstanding warrants are exercised, our outstanding convertible promissory notes are converted or we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Ordinary Shares.

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Nasdaq may delist our Ordinary Shares from quotation on its exchange, which could limit investors’ ability to sell and purchase our securities and subject us to additional trading restrictions.

Our Ordinary Shares are currently listed on the Nasdaq Capital Market under the trading symbol “NAKD.” However, there can be no assurance that we will be able to maintain compliance with the continued listing requirements under the Nasdaq Listing Rules. For instance, on February 5, 2019, we received a notice from the Listing Qualifications Department of Nasdaq stating that we were not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). Although we regained compliance with the rule as of January 9, 2020, there can be no assurance that we will be able to maintain such compliance. If we are not able to maintain compliance with the minimum bid price and the other continued listing requirements under the Nasdaq Listing Rules, our Ordinary Shares may no longer be listed on Nasdaq.

If our Ordinary Shares are not listed on Nasdaq at any time after this offering, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity;

●	a determination that our common stock is “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

As a foreign private issuer, we are permitted and expect to follow certain home country corporate governance practices (in our case Australian) in lieu of certain Nasdaq requirements applicable to domestic issuers and we are permitted to file less information with the SEC than a company that is not a foreign private issuer. This may afford less protection to holders of our securities.

As a foreign private issuer under the Exchange Act, Nasdaq allows us to follow home country governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2019, as amended, which is incorporated herein by reference. See “Where You Can Find Additional Information.” In particular, we will follow Australian law and corporate governance practices with respect to the composition of our board and audit committee, and with respect to quorum requirements applicable to shareholder meetings. These differences may result in a board that is more difficult to remove as well as less shareholder approvals required generally. We will also follow Australian law instead of the Nasdaq requirement to obtain shareholder approval prior to the issuance of securities in connection with a change of control, certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase, or other equity compensation plans or arrangements. These differences may result in less shareholder oversight and requisite approvals for certain acquisition or financing related decisions or for certain company compensation related decisions. The Australian home country practices described above may afford less protection to holders of our securities than that provided under the Nasdaq Listing Rules.

10

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about our:

●	ability to achieve profitability;

●	expectations regarding industry trends and the size and growth rates of addressable markets;

●	reliance on third parties for production and distribution;

●	our business plan and growth strategies, including plans for expansion to new markets and new products;

●	expectations for seasonal trends;

●	results of operations;

●	ability to manage growth;

●	ability to complete strategic acquisitions;

●	ability to minimize our production and distribution costs by utilizing funding sources provided by others;

●	regulatory or operational risks;

●	success in retaining or recruiting, or changes required in, our officers, key employees, or directors;

●	capital structure;

●	ability to obtain additional financing when and if needed;

●	liquidity and trading of our securities; and

●	status as an emerging growth company under the JOBS Act.

The forward-looking statements contained in this prospectus are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been assumed or anticipated. These forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risks described from time to time in our SEC filings and those risk factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

11

USE OF PROCEEDS

All the Ordinary Shares sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Ordinary Shares under this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization at July 31, 2019 on an historical basis and on a pro forma basis, after giving effect to the transactions described in the notes to the table. The information presented in the capitalization table below is unaudited.

	Historical		Pro Forma
As at July 31, 2019	NZ$ ‘000	US$ ‘000(9)	NZ$ ‘000	US$ ‘000(9)
Borrowings(3)(4)(5)(6)(7)	25,975	17,923	39,291	27,111
Share Capital(1)(2)(5)	155,536	107,320	168,952	116,577
Accumulated Losses	(151,019)	(104,203)	(151,019)	(104,203)
Reserves	(499)	(344)	(499)	(344)
Total Capitalization(8)	4,018	2,772	17,434	12,029

(1)	The pro forma information reflects NZ$8.3 million/US$5.7 million related the issue, on August 19, 2019, of (i) 571,429 Ordinary Shares in a registered direct offering to certain of our suppliers at a price of US$7.00 per share, the purchase price of which was paid through the cancellation of trade payables due to the suppliers in an amount equal to the aggregate purchase price, or $4,000,000, and (ii) 285,714 Ordinary Shares in a registered direct offering to certain institutional and accredited investors at a price of US$7.00 per share. The institutional and investors also received, in a concurrent private placement, warrants to purchase up to 285,714 Ordinary Shares, representing 100% of the aggregate number of Ordinary Shares purchased by such investors, at an exercise price of US$7.00 per share. H.C. Wainwright & Co., LLC acted as the placement agent for the offering and the private placement to the institutional and accredited investors. We paid H.C. Wainwright & Co., LLC an aggregate cash fee of US$160,000 and issued to its designees warrants to purchase an aggregate of 22,857 Ordinary Shares at an exercise price of US$8.75 per share. Effective as of the closing of these offerings, the exercise prices of certain outstanding warrants to purchase 185,500 Ordinary Shares held by certain of the institutional and accredited investors were reduced to US$7.00 per share.

(2)	The pro forma information reflects the exercise, on August 7 and September 29, 2019, of the warrants issued by us in a private placement in March 2019 as to 46,254 Ordinary Shares, on a cashless basis using a modified Black-Scholes value of the warrant, resulting in the issuance of 172,115 Ordinary Shares.

(3)	The pro forma information reflects NZ$3.7 million/US$2.6 million related to the completion, on October 4, 2019, of the October Placement of the October Note. The October Note accrues interest at 20% per annum and matures on October 4, 2021.

(4)	The pro forma information reflects NZ$5.2 million/US$3.6 million related to the completion, on November 13, 2019, of the November Placement of the November Note. The November Note accrues interest at 20% per annum and matures on November 12, 2021.

(5)	The pro forma information reflects the exchange, between November 15, 2019 and January 10, 2020, of the entire outstanding balance of the May Note for 1,985,259 Ordinary Shares.

(6)

The pro forma information reflects NZ$4.6 million/US$3.2 million related to the completion, on December 19, 2019, of the December Placement of the December Note. The December Note accrues interest at 20% per annum and matures on December 19, 2021.

(7)	The pro forma information reflects NZ$4.6 million/US$3.2 million related to the completion, on January 10, 2020, of the January Placement of the January Note. The January Note accrues interest at 20% per annum and matures on January 9, 2022.

(8)	Capitalization does not include the fair value of warrants issued since January 31, 2019, as their impact cannot be determined as of the date hereof.

(9)	In this prospectus certain New Zealand dollar amounts have been translated into United States dollars at the rate of NZ$1 = US$0.69. Such translations should not be construed as representations that the New Zealand dollar amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

You should read this table in conjunction with our consolidated financial statements as at and for the 6 months ended July 31, 2019, which are incorporated by reference in this prospectus.

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PRIVATE PLACEMENTS OF THE NOTES

October Placement

On October 4, 2019, we completed the October Placement to Iliad Research and Trading, L.P. of the October Note and a warrant to purchase Ordinary Shares, for a purchase price of $2,000,000, pursuant to the October NSPA. The October Note was sold with an original issue discount of the $100,000 and we paid $20,000 of the investor’s expenses, which amount was added to the principal balance of the October Note. Accordingly, the October Note had an initial principal balance of $2,120,000.

Until November 7, 2019, the investor had the right to exchange the warrant for a 5% increase in the balance of the October Note. On October 9, 2019, the investor exercised this right, and as result the warrant was cancelled and the balance of the October Note was increased by approximately $106,000.

The October NSPA includes certain customary representations and warranties and covenants. In addition, we agreed to complete a financing for an additional $5,000,000, through the sale of equity or the issuance of debt, by November 18, 2019. We did not complete the financing by such date, and as a result the balance of the October Note was increased by approximately an additional US$228,000. We also agreed to use commercially reasonable efforts to ensure the registration statement of which this prospectus forms a part is declared effective by April 4, 2020.

The October Note

The October Note accrues interest at a rate of 20% per annum, compounded daily, and matures on October 4, 2021. We have the right to prepay the October Note, subject to a 25% premium. The October Note is subordinated to our existing senior secured credit facility with the Bank of New Zealand, pursuant to a Deed of Subordination between us, the investor and Bank of New Zealand.

Commencing April 7, 2020 (or earlier upon the effectiveness of the registration statement of which this prospectus forms a part), the investor has the right to convert the outstanding balance of the October Note into the Ordinary Shares at a conversion price of US$5.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares. If, after April 7, 2020, we are unable to issue conversion shares as a result of a lock-up or similar agreement, the amount due under the October Note will be increased by 3% every 30 days at the investor’s option. The investor is prohibited from converting the October Note to the extent the investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding Ordinary Shares (subject to increase to 9.99% if our market capitalization is less than US$10,000,000).

The investor also has the right, beginning on April 7, 2020, to cause us to redeem any portion of the Note, up to a maximum of US$400,000 per month.

The October Note includes certain customary events of default, including, without limitation the following (subject to grace periods in certain cases): the failure to pay amounts due under the October Note; the failure to timely deliver Ordinary Shares upon conversion of the October Note; the occurrence of certain events related to our bankruptcy or insolvency; the inaccuracy of our representations and warranties in the October NSPA, the October Note and ancillary documents; the occurrence of a Fundamental Transaction (as defined in the October Note) without the investor’s consent; the effectuation of a reverse stock split without notice to the investor; the entry of certain judgments and similar orders; the failure of the Ordinary Shares to be DWAC eligible; and the failure to comply with certain of our covenants in the October NSPA, the October Note and ancillary documents, and in our other material debt documents. Upon the occurrence of an event of default, the investor may accelerate the October Note, such that all amounts due under the October Note, plus up to an additional 25%, will become immediately due and payable. The investor may also increase the interest rate to 22%. Acceleration of the October Note is automatic in the case of events of default relating to our bankruptcy or insolvency.

13

November Placement

On November 13, 2019, we completed the November Placement to Iliad Research and Trading, L.P. of the November Note and a warrant to purchase Ordinary Shares, for a purchase price of $3,000,000, pursuant to the November NSPA. The November Note was sold with an original issue discount of the $150,000 and we paid $20,000 of the investor’s expenses, which amount was added to the principal balance of the November Note. Accordingly, the November Note had an initial principal balance of $3,170,000.

Until December 13, 2019, the investor had the right to exchange the warrant for a 5% increase in the balance of the November Note. On November 15, 2019, the investor exercised this right, and as result the warrant was cancelled and the balance of the November Note was increased by approximately US$159,000.

The November NSPA includes certain customary representations and warranties and covenants. In addition, we agreed to complete a financing for an additional $5,000,000, through the sale of Ordinary Shares and/or securities exercisable or exchangeable for or convertible into Ordinary Shares, by December 27, 2019, and to ensure the registration statement of which this prospectus forms a part is declared is effective by February 11, 2019. Upon any failure by us to comply with one of the covenants set forth in the preceding sentence, the November Note will be subjected to a 10% premium. We did not complete the additional financing by the applicable date, and as a result the balance of the November Note was increased by approximately an additional US$325,000.

The November Note

The November Note accrues interest at a rate of 20% per annum, compounded daily, and matures on November 12, 2021. We have the right to prepay the November Note, subject to a 25% premium. The November Note is subordinated to our existing senior secured credit facility with the Bank of New Zealand, pursuant to a Deed of Subordination between us, the investor and Bank of New Zealand.

Commencing May 13, 2020 (or earlier upon the effectiveness of the registration statement of which this prospectus forms a part), the investor has the right to convert the outstanding balance of the November Note into Ordinary Shares at a conversion price of US$4.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares. If, after May 13, 2020, we are unable to issue conversion shares as a result of a lock-up or similar agreement, the amount due under the November Note will be increased by 3% every 30 days at the investor’s option. The investor is prohibited from converting the November Note to the extent the investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding Ordinary Shares (subject to increase to 9.99% if our market capitalization is less than $10,000,000).

The investor also has the right, beginning on May 13, 2020, to cause us to redeem any portion of the November Note, up to a maximum of $600,000 per month.

The November Note includes certain customary events of default, including, without limitation the following (subject to grace periods in certain cases): the failure to pay amounts due under the November Note; the failure to timely deliver Ordinary Shares upon conversion of the November Note; the occurrence of certain events related to our bankruptcy or insolvency; the inaccuracy of our representations and warranties in the November NSPA, the November Note and ancillary documents; the occurrence of a Fundamental Transaction (as defined in the November Note) without the investor’s consent; the effectuation of a reverse stock split without notice to the investor; the entry of certain judgments and similar orders; the failure of the Ordinary Shares to be DWAC eligible; the failure to comply with certain of our covenants in the November NSPA, the November Note and ancillary documents, and in our other material debt documents. Upon the occurrence of an event of default, the investor may accelerate the November Note, such that all amounts due under the November Note, plus up to an additional 25%, will become immediately due and payable. The investor may also increase the interest rate to 22%. Acceleration of the November Note is automatic in the case of events of default relating to our bankruptcy or insolvency.

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December Placement

On December 19, 2019, we completed the December Placement to St. George Investments LLC of the December Note and a warrant to purchase Ordinary Shares, for a purchase price of $3,000,000, pursuant to the December NSPA. The December Note was sold with an original issue discount of the $150,000 and we paid $20,000 of the investor’s expenses, which amount was added to the principal balance of the December Note. Accordingly, the December Note had an initial principal balance of $3,170,000.

Until January 18, 2020, the investor had the right to exchange the warrant for a 5% increase in the balance of the December Note. On January 2, 2020, the investor exercised this right, and as result the warrant was cancelled and the balance of the December Note was increased by approximately US$160,000.

The December SPA includes certain customary representations and warranties and covenants. In addition, we have agreed to ensure registration statement of which this prospectus forms a part is declared effective by February 10, 2020, and to complete a financing for an additional $5,000,000, through the sale of equity securities (not including securities with price reset features or with a price that varies with market price), by February 2, 2020. Upon each failure by us to comply with one of the covenants set forth in the preceding sentence, the December Note will be subjected to a 10% premium.

We also granted the investor, for any financing through the sale of equity securities, a right of first offer to complete the financing on substantially the terms contained in the December NSPA and related documents. We further agreed not to engage in sales of equity securities in excess of $3 million per calendar month or $15 million cumulatively. The right of first offer and the restriction on sales of equity securities expire under certain conditions as set forth in the December NSPA, and do not apply to sales of up to $12 million of equity securities, provided the securities are not registered for resale within six months and certain other conditions are met.

The investor is also the holder of the January Note and the January Warrant and, until January 10, 2020, was the holder of the May Note. As of January 10, 2020, the entire outstanding balance of the May Note had been exchanged for 1,985,259 Ordinary Shares, at negotiated prices.

The December Note

The December Note accrues interest at a rate of 20% per annum, compounded daily, and matures on December 19, 2021. We have the right to prepay the December Note, subject to a 25% premium. The December Note is subordinated to our existing senior secured credit facility with the Bank of New Zealand, pursuant to a Deed of Subordination between us, the investor and Bank of New Zealand.

Commencing June 19, 2020 (or earlier upon the effectiveness of the registration statement of which this prospectus forms a part), the investor has the right to convert the outstanding balance of the December Note into Ordinary Shares at a conversion price of $4.00 per share, subject to adjustment for stock dividends or subdivisions or combinations of the Ordinary Shares. If, after June 19, 2020, we are unable to issue conversion shares as a result of a lock-up or similar agreement, the amount due under the December Note will be increased by 3% every 30 days at the investor’s option. The investor is prohibited from converting the December Note to the extent the investor (together with its affiliates) would beneficially own more than 4.99% of the outstanding Ordinary Shares (subject to increase to 9.99% if our market capitalization is less than $10,000,000).

The investor also has the right, beginning on June 19, 2020, to cause us to redeem any portion of the December Note, up to a maximum of $600,000 per month.

The December Note includes certain customary events of default, including, without limitation the following (subject to grace periods in certain cases): the failure to pay amounts due under the December Note; the failure to timely deliver Ordinary Shares upon conversion of the December Note; the occurrence of certain events related to our bankruptcy or insolvency; the inaccuracy of our representations and warranties in the December NSPA, the December Note and ancillary documents; the occurrence of a Fundamental Transaction (as defined in the December Note) without the investor’s consent; the effectuation of a reverse stock split without notice to the investor, other than the reverse split effected on December 20, 2019; the entry of certain judgments and similar orders; the failure of the Ordinary Shares to be DWAC eligible; the failure to comply with certain of our covenants in the December NSPA, the December Note and ancillary documents, and in our other material debt documents. Upon the occurrence of an event of default, the investor may accelerate the December Note, such that all amounts due under the December Note, plus up to an additional 25%, will become immediately due and payable. The investor may also increase the interest rate to 22%. Acceleration of the December Note is automatic in the case of events of default relating to our bankruptcy or insolvency.

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SELLING SHAREHOLDERS

The Ordinary Shares being offered by the Selling Shareholders are those issuable to the Selling Shareholders upon conversion of the Notes. When we refer to the “Selling Shareholders” in this prospectus, we mean the person listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholders’ interests in our securities other than through a public sale. For additional information regarding the issuance of the Notes, see “Private Placements of the Notes” above.

We are registering the Ordinary Shares in order to permit the Selling Shareholders to offer the Ordinary Shares for resale from time to time. Except for the ownership of the Notes, or as set forth in the table below, the Selling Shareholders have not had any material relationship with us within the past three years. The Selling Shareholders are not a broker-dealer or an affiliate of a broker-dealer.

The table below lists the Selling Shareholders and other information regarding their beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the Ordinary Shares.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders, based on their ownership of the Notes, the January Note, the January Warrant and Ordinary Shares issued in exchange for the May Note as of January 10, 2020, assuming conversion in full of the Notes and the January Note and the exercise in full of the January Warrant on that date, but taking account of the limitations on conversion set forth therein. Under the terms of the Notes, the January Note and the January Warrant, a Selling Shareholder may not convert such notes or exercise such warrant to the extent the Selling Shareholder (together with its affiliates) would beneficially own more than 4.99% of the outstanding Ordinary Shares (subject to increase to 9.99% if our market capitalization is less than $10,000,000). The number of shares in the second column reflects these limitations.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholders and does not take into account any limitations on conversion of the Notes set forth therein. The number of Ordinary Shares set forth in the third column represents a good faith estimate of the number of Ordinary Shares underlying the Notes, assuming that the balance of each Note (including all compounded interest) is converted in full into Ordinary Shares on its maturity date. The number of Ordinary Shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. Because the number of shares in the second column is calculated as of January 10, 2020 taking into account the limitations on conversion and exercise described above, while the number of shares being offered by this prospectus is estimated as of the maturity date without taking into account such limitations, the number of shares being offered by this prospectus as set forth in the third column exceeds the number of shares beneficially owned by the Selling Shareholders as set forth in the second column.

The fourth column assumes the conversion in full of the Notes as to all of the shares offered hereby and the sale of all such shares by the Selling Shareholders pursuant to this prospectus, and further assumes conversion in full of the January Note and the exercise in full of the January Warrant on that date, but taking account of the limitations on conversion and exercise set forth therein. The Selling Shareholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Prior to the Offering	Offered Hereby	After the Offering
Shareholder(1)	Ordinary Shares Beneficially Owned	Ordinary Shares	Ordinary Shares Beneficially Owned(2)	Beneficial Ownership Percentage(2)
Iliad Research and Trading, L.P.(3)(5)	59,132	2,106,562	–	0.00%
St. George Investments LLC(4)(5)	373,945	1,248,820	805,483	9.99%

*	Less than 1%.

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(1)	Unless otherwise indicated, the business address of each of the individuals and entities is Naked Brand Group Limited, c/o Bendon Limited, Building 7C, Huntley Street, Alexandria NSW 2015, Australia.

(2)	Based on 4,216,841 Ordinary Shares outstanding as of January 10, 2020, and assuming the conversion in full of the Notes as to all of the shares offered hereby and the sale of all such shares by the Selling Shareholders pursuant to this prospectus.

(3)	Iliad Research and Trading, L.P. (“IRT”) beneficial ownership consists entirely of the October Note and the November Note. As of January 10, 2020, the Notes were convertible into 1,461,444 Ordinary Shares. The beneficial ownership of IRT as of January 10, 2020 as set forth in the table above reflects limitations on conversion contained in the October Note and the November Note, which provide that IRT may not convert such notes to the extent IRT (together with its affiliates) would beneficially own more than 4.99% of the outstanding Ordinary Shares (subject to increase to 9.99% if our market capitalization is less than $10,000,000). The number of Ordinary Shares offered by IRT pursuant to this prospectus as set forth in the table above, on the other hand, is estimated as of the maturity date and does not reflect the limitations on conversion contained in the October Note and the November Note. Accordingly, the number of Ordinary Shares offered by IRT pursuant to this prospectus exceeds its beneficial ownership as of January 10, 2020. John M. Fife, as the President of Fife Trading, Inc., which is the manager of Iliad Management, LLC, which is the general partner of IRT, has voting and dispositive power over the Ordinary Shares held by IRT. The business address of IRT is 303 East Wacker Drive, Suite 1040, Chicago, IL 60601.

(4)

St. George Investments LLC (“St. George”) beneficial ownership consists entirely of the December Note, the January Note, the January Warrant and Ordinary Shares issued in exchange for the May Note. As of January 10, 2020, the December Note was convertible into 842,333 Ordinary Shares, the January Note was convertible into 792,500 Ordinary Shares, the January Warrant was exercisable for up to 792,500 Ordinary Shares, and St. George held 314,813 Ordinary Shares issued in exchange for the May Note. The beneficial ownership of St. George as of January 10, 2020 as set forth in the table above reflects limitations on conversion contained in the December Note, the January Note and the January Warrant, which provide that St. George may not convert such notes or exercise such warrant to the extent St. George (together with its affiliates) would beneficially own more than 4.99% of the outstanding Ordinary Shares (subject to increase to 9.99% if our market capitalization is less than $10,000,000). The number of Ordinary Shares offered by St. George pursuant to this prospectus as set forth in the table above, on the other hand, is estimated as of the maturity date and does not reflect the limitations on conversion contained in the December Note. Accordingly, the number of Ordinary Shares offered by St. George pursuant to this prospectus exceeds its beneficial ownership as of January 10, 2020. John M. Fife, as the President of Fife Trading, Inc., which is the manager of St. George, has voting and dispositive power over the Ordinary Shares held by St. George. The business address of St. George is 303 East Wacker Drive, Suite 1040, Chicago, IL 60601.

(5)	Because IRT and St. George are under common control, the limitation on conversion contained in the Notes, the January Note and the January Warrant would apply to IRT and St. George collectively. For the purposes of the presentation of beneficial ownership prior to the offering in the table above, the maximum number of shares issuable under the Notes, the January Note and the January Warrant has been split evenly between the entities.

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PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issuable upon conversion of the Notes to permit the resale of these Ordinary Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

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The Selling Shareholders may pledge or grant a security interest in some or all of the Ordinary Shares owned by it and, if a Selling Shareholders defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $24,814 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

Our Ordinary Shares are registered under the Exchange Act and trade on Nasdaq under the symbol “NAKD”.

Our Ordinary Shares are issued in registered form. The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

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EXPENSES

The following table sets forth the costs and expenses payable by us in connection with registering the common stock that may be sold by Selling Shareholders under this prospectus. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount
SEC registration fee	$814
Legal fees and expenses	$15,000
Accounting fees and expenses	$2,000
Transfer agent and registrar fees	$5,000
Miscellaneous	$2,000
Total	$24,814

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act. HWL Ebsworth Lawyers, Syndey, Australia, will pass upon the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.

EXPERTS

The financial statements as of January 31, 2019, 2018 and 2017 and for the years ended January 31, 2019 and 2018 and the seven months ended January 31, 2017, incorporated by reference in this registration statement, have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended June 30, 2016 incorporated in this registration statement by reference to the Annual Report on Form 20-F/A for the year ended January 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are an Australian company and our executive offices are located outside of the United States. Certain of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Australia would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the Ordinary Shares offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

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We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:

●	our Annual Report on Form 20-F filed with the SEC on June 14, 2019, as amended on January 3, 2020;

●	our reports on Form 6-K filed with the SEC on February 11, 2019, February 15, 2019, March 28, 2019, April 3, 2019, May 17, 2019, June 14, 2019, June 27, 2019, July 10, 2019, July 23, 2019, July 25, 2019, August 6, 2019, August 16, 2019, August 20, 2019, October 9, 2019, October 16, 2019, November 15, 2019, December 3, 2019, December 6, 2019, December 12, 2019, December 16, 2019 (two reports), December 19, 2019, December 20, 2019 (two reports), January 3, 2020 (containing our unaudited condensed consolidated financial statements as of July 31, 2019 and for the six months then ended), January 8, 2020, January 10, 2020 and January 13, 2020; and

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this prospectus forms a part, and all such Annual Reports and reports on Form 6-K that we file after the date of this prospectus (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Naked Brand Group Limited, Attn: Mr. Justin Davis-Rice, c/o Bendon Limited, Building 7C, Huntley Street, Alexandria, NSW 2015, Australia. Such documents may also be accessed free of charge on our website at www.bendon.com.

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NAKED BRAND GROUP LIMITED

3,355,382 Ordinary Shares

January 13, 2020

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.